Exhibit 99.1

For Additional Information contact:
Spencer Maus, Director
312.726.3200  ext. 205
SMaus@Dresnerco.com

 Data Systems Network Corporation Issues Statement Regarding Release Dates of
             Independent Auditors Report and 1st Quarter Earnings


Farmington Hills, MI--May 18, 1998--Data Systems Network Corporation (NASDAQ: "DSYSE") today announced that the Audit Committee, of the Board of Directors, in agreement with the Company's auditors, Plante & Moran, LLP approved a time table for completion and release of the restatement of its 1996 and 1997 financial statements, and the 1st Quarter report for 1998. The 1997 balance sheet and the 1998 1st quarter 10-Q should be released on or before June 15, 1998. The Company felt that releasing the 1998 1st quarter report, without an audited 1997 balance sheet, would not be in the best interest of the Company or its shareholders. The Company presently anticipates it will report on or before June 15, 1998, a significant loss for the 1998 1st quarter. The Company plans to release its audited 1997 income statement and audited 1996 balance sheet, on or before September 30, 1998.

The Company also informed NASDAQ of its plans for compliance with NASD Marketplace Rule 4310(c)(14) which stipulates financial reporting requirements for continued listing on the Nasdaq SmallCap Market. A hearing on this subject is scheduled for May 28, 1998.

The Company said "Based on discussions with Plante & Moran, LLP, the Company believes it will be in a position to file an amendment to Form 10-K with audited financial statements on or before June 15, 1998. The current report on Form 10-Q should be filed on or before June 15, 1998. Under the direction of the Audit Committee and the Board of Directors, the Company has installed additional financial controls, implemented a change in the recognition of inventory, tightened month-end close procedures, conducted a review of the accounting software and implemented management reporting procedures to strengthen the financial statement review process. On May 12, 1998 the Company hired Mr. John Lychos, Chief Financial Officer."

"The Company's difficulties resulted from an accounting system which was unable to keep pace with the Company's very rapid growth. In 1996, the Company more than tripled in size through internal growth and two acquisitions. The Company attempted to use an accounting system of one of the acquired companies which included an "offline" system with different revenue tracking practices than those previously used. Integration of these manual systems with the Company's on-line accounting system, coupled with the inexperience of the Company's accounting personnel, resulted in problems leading to accounting irregularities. As noted in the Company's annual report to the SEC on Form 10-K filed on April 15, 1998, the Company's independent auditors withdrew their report on the audited financial statements for the years ended December 31, 1995 and 1996 and the Company's treasurer and Chief Financial Officer resigned. The Company engaged Plante & Moran, LLP, independent accountants to perform an audit of the 1997 financial statements and assist in the restatement of prior periods."

Data Systems Network Corporation, through its 20 offices and more than 250 employees, provides computer network services and products that enable the control of complex distributed computing environments and allow companies to capitalize on the inherent investments in technology and people. The company provides a wide range of network integration services including installation, consultation, technical support and training. It also provides specialized services in network management, application development, imaging systems and Year 2000 ("Y2K") consulting.